Exhibit 99.1

ACME UNITED CORPORATION            NEWS RELEASE

CONTACT:	Paul G. Driscoll	Acme United Corporation	1 Waterview Drive	Shelton, CT 06484
Phone: (203) 254-6060

FOR IMMEDIATE RELEASE   March 2, 2023

ACME UNITED REPORTS FOURTH QUARTER 2022 RESULTS

SHELTON, CT – March 2, 2023 – Acme United Corporation (NYSE American: ACU) today announced that net sales for the three months ended December 31, 2022 were $44.1 million compared to $45.8 million in the same period of 2021, a decrease of 4% (2% in constant currency). Net sales for the year ended December 31, 2022 were $193.9 million compared to $182.1 million in the same period in 2021, an increase of 7% (8% in constant currency).

The net loss was $597,000, or ($0.17) per diluted share, for the three months ended December 31, 2022, compared to net income of $2,338,000, or $0.60 per diluted share, for the same period in 2021. Net income for the year ended December 31, 2022 was $3.0 million, or $0.82 per diluted share, compared, on an adjusted basis, to $10.1 million, or $2.57 per diluted share (or $13.7 million, or $3.45 per diluted share, including the impact of the PPP loan forgiveness), for the same period in 2021.  The declines in net income and diluted earnings per share for the three and twelve months ended December 31, 2022 were mainly due to exceptionally high transportation costs and higher interest expense.  In addition, the fourth quarter of 2022 was impacted by certain large retailers reducing inventory.

Chairman and CEO Walter C. Johnsen said, “Throughout 2022, our performance was impacted by unusually high ocean shipping costs, port congestion and demurrage fees, outbound freight costs due to truck driver shortages, and high fuel costs. In addition, particularly as the year progressed, production input costs increased due to inflation, and we were impacted by higher interest rates than in prior years.

“In total, commencing in the first quarter of 2022, we incurred $4.0 million in exceptional supply chain expenses, of which $0.9 million was recognized in the fourth quarter. Many of the supply chain issues have subsided.”

Mr. Johnsen continued, “Beginning in the fall of 2022, we implemented cost savings initiatives which we expect to generate over $5.0 million in savings during 2023.  These savings are due to improved efficiency in our production and warehouse facilities, reduced transportation costs, and lower spending in SG&A than in 2022. In 2023 we are continuing our program to reduce inventory which began in the fourth quarter of 2022.  Our year-end inventory level decreased $2.9 million in accordance with our target for the fourth quarter of 2022.  In addition, we plan to reduce inventory by $5.0 million in 2023.  We intend to use the resulting increased cash flow on reducing debt and funding acquisitions.”

“We have many growth opportunities in 2023 including new first aid and medical placements in the industrial and retail markets, new Westcott craft products in the mass and ecommerce markets, new customers and programs with our Camillus hunting and camping tools and expanded sales of Spill Magic products to large mass market retailers.”

“We expect the combination of continued revenue growth, $5.0 million of cost and productivity savings, the normalization of supply chain expenses, and reduced debt to position the Company for a much-improved year in 2023.”

For the three months ended December 31, 2022, net sales in the U.S. segment decreased 2% compared to the same period in 2021.  The fourth quarter of 2022 was impacted by inventory reductions that affected many of our customers.  For the year ended December 31, 2022, net sales in the U.S. segment increased 8% compared to the same period in 2021. The growth was primarily attributable to increased sales of first aid and medical products.

European net sales for the three months ended December 31, 2022 were constant in U.S. dollars but increased 13% in local currency compared to the same period of 2021.  Net sales for the year ended December 31, 2022 decreased 2% in U.S. dollars but increased 10% in local currency compared to the same period of 2021.  The growth in the three and twelve months was mainly due to new customers in the office channel.

Net sales in Canada for the three months ended December 31, 2022 decreased 22% in U.S. dollars and 16% in local currency compared to the same period in 2021.  The sales decline in the fourth quarter of 2022 was due to reduced consumer demand in comparison to the same period in 2021 when there were unusually high sales driven by the pandemic along with retailer inventory reductions.  Net sales for the year ended December 31, 2022 decreased 4% in U.S. dollars and were constant in local currency compared to the same period in 2021.

Gross margin was 32.0% in the three months ended December 31, 2022 compared to 35.1% in the same period in 2021.  Gross margin was 32.8% for the year ended December 31, 2022 compared to 35.6% for the same period in 2021. The declines in the three and twelve months ended December 31, 2022 were primarily due to exceptionally high ocean container costs and demurrage charges. The impact on gross margins as a percentage of sales due to the aforementioned supply chain expenses were 2.1% and 1.6% for the three and twelve months, respectively, ended December 31, 2022.

The Company’s bank debt less cash as of December 31, 2022 was $55 million compared to $40 million as of December 31, 2021.  During the year ended December 31, 2022, the Company paid approximately $11 million for the acquisition of the assets of Live Safely Products, LLC and paid $1.9 million in dividends on its common stock.  We increased inventory during the twelve-month period by approximately $10 million to prepare for continued growth and to be positioned to offset the impact of potential supply chain interruptions related to COVID-19. The increase in inventory was also a result of higher product costs.

Conference Call and Webcast Information

Acme United will hold a conference call to discuss its quarterly results, which will be broadcast on Thursday, March 2, 2023, at 12:00 p.m. ET. To listen or participate in a question and answer session, dial 877-407-0784 . International callers may dial 201-689-8560. The confirmation code is 13735711.  You may access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.acmeunited.com. A replay may be accessed under Investor Relations, Audio Archives.

About Acme United

ACME UNITED CORPORATION is a leading worldwide supplier of innovative safety solutions and cutting technology to the school, home, office, hardware, sporting goods and industrial markets. Its leading brands include First Aid Only®,  First Aid Central®,  PhysiciansCare®, Pac-Kit®,Spill Magic®, Westcott®, Clauss®, Camillus®, Cuda®, DMT®, Med-Nap and Safety Made. For more information, visit www.acmeunited.com.

Forward Looking Statements

The Company may from time to time make written or oral “forward-looking statements” including statements contained in this report and in other communications by the Company, which are made in good faith pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on our beliefs as well as assumptions made by and information currently available to us. When used in this document, words like “may,” “might,” “will,” “except,” “anticipate,” “believe,” “potential,” and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from our current expectations.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that may impact the Company’s business, operations and financial results, including those risks and uncertainties resulting from the global COVID-19 pandemic, future waves of COVID-19, including through the Delta and Omicron variants and any new variant strains of the underlying virus; any future pandemics; the continuing effectiveness, global availability, and public acceptance of existing vaccines; the effectiveness, availability, and public acceptance of vaccines against variant strains of potential new viruses; and the heightened impact the pandemic has on many of the risks described herein, including, without limitation, risks relating to disruptions in our supply chain, and labor shortages, any of which could materially adversely impact the Company’s ability to manufacture, source or distribute its products, both domestically and internationally.

These risks and uncertainties further include, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, whether caused by COVID-19 or otherwise, including the impact on the Company’s suppliers and customers; (iii) additional disruptions in the Company’s supply chains, whether caused by COVID-19, natural disasters or otherwise; (iv) labor-related costs the Company has incurred and continues to incur, including costs of acquiring and training new employees and rising wages and benefits; (v) the continuing adverse impact of  inflation on products costs and interest rates; (vi) the Company’s ability to effectively manage its inventory in a rapidly changing business environment, including the additional inventory the Company acquired in anticipation of supply chain disruptions and uncertainties; (vii) potential adverse effects on the Company, its customers, and suppliers resulting from the war in Ukraine; (viii) changes in client needs and consumer spending habits; (ix) the impact of competition; (x) the impact of technological changes including, specifically, the growth of online marketing and sales activity; (xi) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (xii) currency fluctuations; (xiii) international trade policies and their impact on demand for our products and our competitive position, including the imposition of new tariffs or changes in existing tariff rates; and (xiv) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

YEAR END REPORT 2022

(Unaudited)

	Three Months Ended	Three Months Ended
Amounts in 000's except per share data	December 31, 2022	December 31, 2021
Net sales	$44,104	$45,793
Cost of goods sold	30,021	29,737
Gross profit	14,083	16,056
Selling, general, and administrative expenses	14,110	12,999
Operating (loss) income	(27)	3,057
Interest expense	(937)	(240)
Interest income	16	3
Interest expense, net	(921)	(237)
Other income, net	108	18
Total other income, net	108	18
Income before income tax expense	(839)	2,838
Income tax (benefit) expense	(242)	500
Net income	$(597)	$2,338

Shares outstanding - Basic	3,537	3,550
Shares outstanding - Diluted	3,537	3,915

Earnings per share - Basic	$(0.17)	$0.66
Earnings per share - Diluted	(0.17)	0.60

ACME UNITED CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

YEAR END REPORT 2022 (cont.)

(Unaudited)

	Year Ended	Year Ended
Amounts in 000's except per share data	December 31, 2022	December 31, 2021
Net sales	$193,962	$182,088
Cost of goods sold	130,403	117,287
Gross profit	63,559	64,801
Selling, general, and administrative expenses	57,285	52,030
Operating income	6,274	12,771
Interest expense	(2,396)	(922)
Interest income	32	14
Interest expense, net	(2,364)	(908)
PPP loan forgiveness	-	3,508
Other expense, net	(246)	(196)
Total other (expense) income, net	(246)	3,312
Income before income tax expense	3,663	15,175
Income tax expense	628	1,519
Net income	$3,035	$13,656

Shares outstanding - Basic	3,528	3,471
Shares outstanding - Diluted	3,719	3,955

Earnings per share - Basic	$0.86	$3.93
Earnings per share - Diluted	0.82	3.45

Reconciliation to reported net income (GAAP)
Net income as reported (GAAP)	3,035	13,656
PPP loan forgiveness	-	(3,508)
Net income as adjusted	3,035	10,148
Earnings per share before PPP loan forgiveness - Basic	$0.86	$2.92
Earnings per share before PPP loan forgiveness - Diluted	0.82	2.57

ACME UNITED CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

YEAR END REPORT 2022

(Unaudited)

Amounts in 000's	December 31, 2022	December 31, 2021
Assets:
Current assets:
Cash and cash equivalents	$6,100	$4,843
Accounts receivable, net	32,603	34,221
Inventories	63,325	53,552
Prepaid expenses and other current assets	3,572	2,635
Total current assets	105,600	95,251

Property, plant and equipment, net	26,416	24,027
Operating lease right of use asset	2,632	3,130
Intangible assets, less accumulated amortization	20,790	17,231
Goodwill	8,189	4,800
Other assets	750	0
Total assets	$164,377	$144,439

Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$10,514	$8,977
Operating lease liability - short term	1,130	1,000
Mortgage payable - short term	405	389
Other accrued liabilities	10,078	9,880
Total current liabilities	22,127	20,246
Long term debt	49,916	33,037
Mortgage payable - long term	10,694	11,081
Operating lease liability - long term	1,683	2,364
Other non-current liabilities	927	629
Total liabilities	85,347	67,357
Total stockholders' equity	79,030	77,082
Total liabilities and stockholders' equity	$164,377	$144,439

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